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                                                                    Exhibit 5.1
July 11, 1997

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, NV 89102

Ladies and Gentlemen:

As counsel for Southwest Gas Corporation (the "Company"), I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's
$1 par value Common Stock (the "Stock") pursuant to the provisions of the Company's 1996 Stock Incentive Plan. I also have examined the steps taken by the Company and its Board of Directors in, connection with the authorization and proposed issuance and sale of the Stock; and I am familiar with resolutions adopted by the Board of Directors of the Company and the Company's shareholders in connection therewith. I am also familiar with the application filed by the Company with the California Public Utilities Commission for authority to issue the Stock, and the order issued by said Commission authorizing the issuance of same.

Based on the foregoing and upon such other matters as I deem relevant in the circumstances, it is my opinion that the Company has received all required authorizations from state regulatory agencies having jurisdiction over the
issuance of the Stock by the Company.   Subject to the actions authorized by the
Company's Board of Directors and shareholders being taken, the Stock, upon issuance and sale thereof in the manner specified in the Registration Statement, will be duly authorized, legally and validly issued, fully paid, and nonassessable outstanding Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,


Robert M. Johnson